                  AGREEMENT dated as of March 25, 1998, among Central European Media Enterprises Ltd., a Bermuda corporation ("CME" or the "Company"), CME Development Corporation, a Delaware corporation ("Development"), CME Programming Services, Inc., a Delaware corporation ("Programming"), The Acorn Consulting Group, Inc., a New York corporation ("Acorn"), and Leonard M. Fertig ("Executive").

                  WHEREAS, Executive and CME are parties to an Employment Agreement dated as of August 10, 1995 (the "CME Employment Agreement"), pursuant to which Executive has been employed by CME as President and Chief Executive Officer and that sets forth specific obligations for both during and after the term of the CME Employment Agreement;

                  WHEREAS, Executive and Development are parties to an Employment Agreement dated as of August 10, 1995 (the "Development Employment Agreement" and, together with the CME Employment Agreement, the "Employment Agreements"), pursuant to which Executive has been employed by Development as President and Chief Executive Officer and that sets forth specific obligations for both during and after the term of the Development Employment Agreement;

                  WHEREAS, Executive, Acorn and Programming are parties to a Consulting Agreement dated as of August 10, 1995 (the "Consulting Agreement" and, together with the Employment Agreements, the "Prior Agreements"), pursuant to which Programming appointed Acorn its agent and pursuant to which Executive, as an employee of Acorn, performed the functions of President and Chief Executive of Programming and that sets forth specific obligations for both during and after the term of the Consulting Agreement; and

                  WHEREAS, Executive, CME, Development, Programming and Acorn have determined that it is in their collective interests for the Prior Agreements to be terminated upon the terms and subject to the agreements and mutual releases set forth herein;

                  NOW, THEREFORE, in consideration of their mutual promises herein contained, the parties do hereby agree as follows:

1.       Termination of Prior Agreements

                  Effective as of the date hereof, all rights and obligations of the parties hereto contained in the Prior Agreements will cease, except to the extent they are expressly continued pursuant to Sections 11 ("Confidentiality") and 12 ("Noncompetition") hereof. In that regard, this Agreement will constitute a written instrument of amendment and cancellation with respect to each of the Prior Agreements, pursuant to Section 14 of the CME Employment Agreement, Section 13 of the Development Employment Agreement and Section 12 of the Consulting

Agreement, respectively.

2.       Resignation of Corporate Positions

                  Effective as of the date hereof, Executive hereby resigns from all offices, board memberships and other corporate positions with CME, Development, and Programming and will, as soon as possible, resign from all offices, board memberships and other corporate positions with their respective subsidiaries and affiliates, other than as a member of the Board of Directors of CME. Effective as of the date hereof, Programming hereby revokes and terminates its appointment of Acorn as its agent and Acorn accepts and acknowledges such revocation and termination. Executive agrees that he will not stand for reelection to the Board of Directors of CME.

3.       Conversion of Class B Common Stock

                  Executive will promptly and in any event prior to the issuance of the 1998 Proxy Statement convert all shares of the Class B Common Stock of the Company he owns into Class A Common Stock. Executive will promptly upon request execute such documents as CME may reasonably require to effect such conversion.

4.       Continuation of Employment; Post-Employment Consulting Services

                  (a) Continuation of Employment. Executive's full time employment with CME and Development will continue, and Acorn's engagement as a consultant to Programming will continue, from the date hereof (the "Commencement Date") through May 1, 1998, and thereafter on a part time employment basis through August 10, 1998 or such earlier date on which Executive's employment (and Acorn's consultancy) terminates pursuant to
Section 6 below (the "Employment Termination Date"). The period from the Commencement Date through the Employment Termination Date is referred to herein as the "Employment Continuation Period." During the Employment Continuation Period, Executive will provide services to CME and Development, and Acorn shall provide consulting services to Programming, on an as requested basis by their respective Chairmen or chief executive officers; provided that such services after May 1, 1998 will not (i) unreasonably interfere with Executive's ability to seek other employment or consulting opportunities or
(ii) exceed 20 hours per calendar month. Such consulting services may be with respect to, but need not be limited to, the Perekhid litigation and any matters relating thereto (including being available to the Company and its legal and other advisors for debriefing and to assist in establishing the factual record relating to such litigation). In connection with such consulting services, the Executive shall travel to such location or locations as may be requested by the Company.

                  (b) Consulting Services. Executive will make himself available as a consultant to CME and Development, and Acorn will make itself available as a consultant to Programming, on an as requested basis by their respective chairmen and chief executive officers from the end of the Employment Continuation Period through August 10, 1999 (such date the "Termination Date" and such period the "Consulting Period"), unless earlier terminated in accordance with Section 6; provided that such services will not
(i) unreasonably interfere with Executive's ability to seek other employment or consulting opportunities or (ii) exceed 20 hours per calendar month. Such consulting services may be with respect to, but need not be limited to, the Perekhid litigation and any matters relating thereto (including being available to the Company and its legal and other advisors for debriefing and to assist in establishing the factual record relating to such litigation). In connection with such consulting services, the Executive shall travel to such location or locations as may be requested by the Company. The period from the Commencement Date through the end of the Consulting Period is referred to herein as the "Services Continuation Period."

                  (c) Services Following the Services Continuation Period. Following the end of the Services Continuation Period (regardless of whether earlier terminated by the Company or Executive), Executive will make himself available on a per diem basis with respect to the Perekhid litigation and any matters relating thereto (including being available to the Company and its legal and other advisors for debriefing and to assist in establishing the factual record relating to such litigation) (the "Per Diem Services").

5.       Compensation, Benefits and Expenses, Etc.

                  (a) Base Salary. During the Employment Continuation Period, Executive shall be paid a base salary of $180,000 per annum by CME and $120,000 per annum by Development and Acorn shall be paid a consulting fee of $50,000 per annum, in each case payable in equal monthly installments.

                  (b) Consulting Fees. During the Consulting Period, if any, Executive shall be paid a consulting fee of $180,000 per annum by CME and $120,000 per annum by Development and Acorn shall be paid a consulting fee of $50,000 per annum, in each case payable in equal monthly installments.

                  (c) Benefit Continuation. During the Service Continuation Period, Executive will continue to participate in CME and Development's welfare benefit plans under substantially the same terms as Executive was entitled to participate in such benefit plans prior to the Commencement Date, including reimbursement for medical insurance costs on the same basis as is now provided.

                  (d) Expatriate Premium; Relocation. From the Commencement Date through the end of the Service Continuation Period, or, if earlier, the date Executive moves his principal residence from the U.K., Development shall pay Executive an expatriate premium of UK(pound)3,000 per month. In the event that Executive relocates his residence to the United States on or prior to the Termination Date, Development will reimburse Executive for the actual and reasonable costs of moving Executive and his belongings back to the United States. Such payment will be made as soon as practicable following Development's receipt of a proper invoice from Executive with documentation supporting such relocation costs.

                  (e) Bonus. Executive shall be paid a bonus of $150,000 with respect to 1997, such payment to be made no later than March 31, 1998.

                  (f) Stock Options. All CME stock options granted to Executive pursuant to various stock option agreements, including the stock option granted to Executive on August 1, 1997 which has not yet been executed (the "Stock Option Agreements") will vest on May 1, 1998, provided that Executive shall have satisfied his obligations under this Agreement to be performed through such date. Pursuant to Section 4(a)(ii) of the Stock Option Agreements, all of Executive's stock options will remain exercisable for one year following his Termination Date. Notwithstanding any other provision contained in this Section or in the Stock Option Agreements, all of Executive's outstanding stock options (whether or not previously vested) will be forfeited in the event he (or his estate) declines to execute a final release of claims pursuant to Section 10 below. In the event that Executive is furnished notice that he has committed a material breach of this Agreement and such breach, if capable of being cured, shall not have been cured within 30 days of receipt of such notice, any outstanding stock options remaining unexercised following the Termination Date will be forfeited.

                  (g) Per Diems. For each day (or portion thereof) that Executive is providing Per Diem Services to the Company, the Company shall pay Executive a per diem of $1,500, which shall be prorated on the basis of an 8-hour day for services of less than 6 hours in any one day.

                  (h) Expense Reimbursement. Development will reimburse Executive for all out-of-pocket expenses (which shall be at the same class of service to which Executive was heretofore entitled) necessary for his performance of services requested pursuant to Section 4 above during or following the Employment Continuation Period; provided that the Executive obtains prior written authorization from the Chief Executive Officer (the "CEO") of CME to incur such expenses. Such reimbursement will be paid as soon as practicable following Development's receipt of proper documentation from Executive related to such expenses.

                  (i) Miscellaneous. Executive will be permitted to buy the Series 3 BMW that has previously been available for Executive's use in The Netherlands for the book value thereof. During the period from the Commencement Date through May 1, 1998, Development will furnish Executive with office space and secretarial assistance, or provide Executive with an allowance to permit Executive to secure office space and secretarial assistance. Development will reimburse Executive for up to $10,000 of the reasonable and actual costs and disbursements of Executive's legal counsel incurred in connection with the negotiations leading to and the execution of this Agreement.

6.       Stock Depreciation Protection

                  (a) Sales During the Initial Period. Executive currently owns 223,805 shares of Common Stock of CME (the "Owned Shares"). Executive agrees that he will not sell more than 50,000 shares of CME Common Stock prior to the expiration of the later of (i) May 1, 1998 and (ii) three months after the date on which Executive ceases to be a member of the Board of Directors of CME (the "Initial Period").

                  (b) Payment with Respect to Sales During the Initial Period. If Executive makes a permitted sale of shares of CME Common Stock in one or more arm's length transactions during the Initial Period, and the average per share selling price (before deduction for commissions and other expenses of sale) for all shares of CME Common Stock sold during the Initial Period is less than $27.625 per share, then CME will pay Executive an amount equal to the difference between $27.625 and the higher of (i) $20.00 and (b) the average selling price (before deduction for commissions and other expenses of sale) for the shares sold.

                  (c) Sales After the Initial Period and on or Before April 30, 1999. On the earliest of April 30, 1999, the date that Executive shall have disposed of all of the Owned Shares and the $30.00 Date, CME will pay Executive an amount equal to the lesser of (x) $600,000 minus the amount, if any paid pursuant to Section 6(b), and (y) the number of Owned Shares not disposed of during the Initial Period multiplied by the excess, if any, of A over B, where

                  A =      $23.48, and

                  B = the sum of (1) the selling price (before commissions and other expenses of sale) for all of the Owned Shares that have been disposed of in an arm's length transaction after the end of the Initial Period and on or before the earlier of April 30, 1999 and the

                           $30.00 Date plus (2) the average of the closing prices for a share of CME Class A Common Stock for the 20 consecutive trading days ending on April 30, 1999 multiplied by the number of Owned Shares not disposed of during the Initial Period or taken into account in clause (1), divided by (3) the number of Owned Shares not disposed of during the Initial

                           Period;

provided that if the average between the high and low prices for a share of CME Class A Common Stock for any 20 consecutive trading days commencing after the expiration of the Initial Period is $30.00 or more, the determination of the payment due to Executive under this Section 6(c) shall be made as of the last day of such 20-day period (the "$30.00 Date"), and $30.00 shall be the amount used in Clause (2) of this Section 6(c).

                  (d) Time of Payment. Payments under this Section 6 will be made within 30 days after each payment is determined. Notwithstanding the foregoing, CME shall not be obligated to make any payment provided for in this
Section 6 if CME notifies Executive in writing that Executive has materially breached this Agreement, and Executive has not cured such breach within 30 days after receiving such notice.

                  (e) Capital Adjustments; Effect of Stock Options . In the event that on before April 30, 1999, CME shall have effected one or more stock dividends, stock splits, reorganizations, recapitalizations, combination of shares, mergers, consolidations, or other changes on the corporate structure or stock of CME, the number of shares and the per share prices set forth in this Section 6 shall be equitably adjusted to prevent a diminution or enlargement of Executive's rights hereunder. If Executive disposes of any shares of CME Common Stock acquired upon exercise of a stock option on or before April 30, 1999, such sale shall be deemed to be a sale of Owned Shares if made prior to the disposition of all of the Owned Shares.

7.       Early Termination Provisions

                  The Employment Continuation Period, or, following the Employment Continuation Period, the Consulting Period, shall earlier terminate
(i) by written notice of Executive to so terminate the Employment Continuation Period or the Consulting Period, as the case may be, such notice to be delivered not more than 15 and not less than 10 days prior to the effective date thereof or (ii) by the Company for "cause," which shall mean a material breach of this Agreement and such breach, if capable of being cured, shall not have been cured within 30 days of receipt of such notice.

8.       Release of Claims Against Development and Media Enterprises

                  In consideration of the commitments and payments set forth in this Agreement, Executive, for himself and his heirs and personal representatives, and Acorn, for itself, any of its successors, or any person who might claim through Acorn, hereby fully and forever release CME, Development, Programming, Media Enterprises and their respective subsidiaries, shareholders (including indirect shareholders), affiliates, officers, directors, employees, agents and representatives, from any and all claims, liabilities, promises, contracts, and suits which have been or could have been asserted by Executive or Acorn, or on his or its behalf, in any forum by reason of matters arising prior to the date of this Agreement.

9.       Release of Claims Against Executive and Acorn

                  CME, Development and Programming hereby fully and forever release Executive and Acorn from any and all claims, liabilities, promises, contracts, and suits which have been or could have been asserted by any or all of them or on their behalf in any forum by reason of matters arising prior to the date of this Agreement, other than any claim, liability, promise, contract or suit based in material part on a state of facts or matter of which CME, Development and Programming do not currently have actual knowledge and for which Executive could have been dismissed for "Cause" under the CME Employment Agreement or the Development Employment Agreement.

10.      Final Release of Claims

                  Notwithstanding any other provisions of this Agreement, Executive (or his estate) and Acorn will be required, as a condition precedent to Executive's right to receive any amounts payable pursuant to Sections 4 hereof upon his termination of employment, to execute a final release of claims dated as of the Termination Date and substantially in the form attached hereto as Exhibit A.

11.      Confidentiality

                  (a) The parties to this Agreement agree not to disclose the terms of this Agreement except to their legal counsel, tax advisors and accountants, and to maintain its confidentiality, except as required by law (including, but not limited to, any securities laws pertaining to disclosure); provided that nothing herein will be deemed to prohibit the parties from disclosing the same as may be required in the conduct of their respective businesses.

                  (b) Notwithstanding any other provision of this Agreement, Executive and Acorn will continue to be bound by the confidentiality provisions contained in Sections 5.3 or each of the Employment Agreements and
Section 4.1 of the Consulting Agreement.

12.      Noncompetition

                  Notwithstanding any other provision of this Agreement and except as otherwise agreed by CME or CME Development in writing, from the Commencement Date through the earlier of (x) the Termination Date and (y) the effective date of a termination by Executive pursuant to clause (i) of Section 6, Executive will continue to be bound by the covenants related to noncompetition that are contained in section 5.2 of each of the Employment Agreements with the following modifications to such sections: (A) the words

"licensing of television or radio stations and provision of programming or telecommunications services" in the first sentence of Section 5.2 of the CME Employment Agreement shall be and hereby are replaced by the words "licensing and operation of television or radio stations and providing broadcast programming services of the type heretofore provided by CME or any member of the CME Group", and (B) the phrase "at any time in the Term" in the first sentence of section 5.2 of each of the Employment Agreements shall be and hereby is replaced by the phrase "at any time in the Term or, as of March 25, 1998, plans to seek to conduct such business."

13.      No Disparaging Comments

                  Executive, Acorn, CME, Development and Programming, for themselves and on behalf of their subsidiaries, each agrees not to make disparaging or derogatory comments about the other party or parties (including such party's officers, directors, shareholders (including indirect shareholders) or family members, as applicable), except to the extent required by law, and then only after consultation with the other party to the maximum extent possible in order to maintain goodwill for each of the parties.

14.      Return of Property

                  As soon as practicable after May 1, 1998, Executive and Acorn will (i) return to CME, Development and Programming all documents, records, notebooks, computer diskettes and tapes and anything else containing Confidential Information (as defined in Section 5.3 of the Employment Agreements and Section 4.1 of the Consulting Agreement), and any other property or Confidential Information of CME, Development or Programming, including all copies thereof in Executive's or Acorn's possession, custody or control, and (ii) delete from any computer or other electronic storage medium owned by Executive or Acorn any of the proprietary or Confidential Information of CME, Development and/or Programming.

15.      Withholding Taxes; etc.

                  Any amounts payable hereunder shall be subject to any required withholding taxes and employment-related or other similar taxes.

16.      Arbitration of All Disputes

                  All disputes and controversies related to this Agreement will be fully and finally resolved by binding and non-appealable arbitration, before a single arbitrator selected by the procedure set forth below, held in New York City.

                  (a) The single arbitrator (the "Arbitrator") will be selected from among the New York City members of the New York Regional Panel of Distinguished Neutrals (the "Panel") of the Center for Public Resources

("CPR") by mutual agreement of the parties, or if the parties are unable to agree, by the following means:

                           (i) CME, Development and Programming together, on
                  one hand, and Executive and Acorn, on the other hand, will simultaneously exchange lists each containing the names of five members of their choice of the Panel who have indicated a willingness to serve.

                           (ii) If a single name appears on both lists, that
                  individual will be appointed.

                           (iii) If more than one name appears on both
                  parties' lists, the Arbitrator will be selected from the common names by mutual agreement of the parties or by the toss of a coin.

                           (iv) If the lists contain no names in common, each
                  party will strike four names from the other party's list and the Arbitrator will be selected from the remaining two names by mutual agreement of the parties or by the toss of a coin.

                           (v) If the CPR ceases to have a Panel or it is
                  otherwise impossible to select the Arbitrator from the Panel as contemplated by this Agreement, the Arbitrator will be selected by the President of the CPR in the manner that the President deems closest to satisfying the purposes of this Section, or, if such person is unable to do so, by the President of the Association of the Bar of the City of New York.

                  (b) The Arbitrator, after appropriate consultation with the parties, will (i) determine, in his or her sole discretion, the rules governing the arbitration proceeding, including whether and to what extent the parties will have any right to pre-hearing discovery or other forms of disclosure, the manner of presentation of arguments and/or evidence before or at any hearing, whether and to what extent formal rules of evidence will govern the proceeding and the parties' rights following the proceeding, and
(ii) be governed in exercising such discretion by the goal of reaching a fair and reasonable decision in an expeditious and efficient manner while endeavoring to streamline the process and avoid undue litigation costs.

                  (c) The Arbitrator will assess the costs of the proceeding (including the prevailing party's reasonable attorney's fees) on any unsuccessful party to the extent the Arbitrator concludes that such party is unsuccessful, unless he or she concludes that matters of equity or important considerations of fairness dictate otherwise.

                  (d) The Arbitrator will be required to state his or her decision in writing and may, but will not be required to, elaborate on the reasons for such decision.

                  (e) All proceedings in connection with any arbitration, including its existence, the content of the proceedings and any decision, will be kept confidential to the maximum extent possible consistent with the law.

17.      Executive's Consultation With Counsel

                  Executive acknowledges that he has consulted with his own legal counsel in connection with this Agreement and the matters contemplated herein, and understands the terms and consequences to him of this Agreement.

18.      Governing Law

                  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

19.      Notices.

                  All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail or when delivered by hand or recognized overnight courier service, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

                  To CME at:

                  Central European Media Enterprises Ltd.
                  Clarendon House
                  Church Street
                  Hamilton HM CX Bermuda

                  To CME Development and Programming at:

                  18 D'Arblay Street
                  London W1V 3FP England
                  Attention:  John Schwallie

                  with a copy to each of:

                  Central European Media Enterprises Ltd.
                  18 D'Arblay Street
                  London W1V 3FP England

                  Attention: Legal Department

                  and

                  Debevoise & Plimpton
                  875 Third Avenue
                  New York, New York 10022
                  Attention: Louis Begley, Esq.

                  To Executive and Acorn:

                  50 Central Park West - Apt. 2A
                  New York, New York  10023

                  with a copy to:

                  Edmonds & Co., P.C.
                  420 Fifth Avenue - 25th Floor
                  New York, New York 10018
                  Attention:  Robert C. Edmonds, Esq.

20.      Separate Agreements

                  If any of the parties request that a separate agreement be executed relating only to his or its rights and obligations with respect to any other party, the parties shall cooperate to have such separate agreement prepared and executed. The preparation of such separate agreements shall not enlarge or diminish the rights of any of the parties hereunder.

21.      Miscellaneous

                  This Agreement constitutes the entire Agreement and understanding among the parties hereto concerning the subject matter hereof and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral. The parties agree that neither they nor any of their representatives, agents or attorneys have made any promises, representations or warranties whatsoever, expressed or implied, which are not specifically set forth herein, and neither party has executed this Agreement in reliance upon any such promises, representations or warranties. This Agreement may not be amended or modified except in a writing signed by the parties hereto.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                            CENTRAL EUROPEAN MEDIA ENTERPRISES

                                                     LTD.

                                            By: /s/ Ronald S. Lauder
                                               --------------------------------
                                            Name:  Ronald S. Lauder

                                            Title:

                                            CME DEVELOPMENT CORPORATION

                                            By: /s/ Michel Delloye
                                               --------------------------------
                                            Name:  Michel Delloye

                                            Title:

                                            CME PROGRAMMING SERVICES, INC.

                                            By: /s/ Michel Delloye
                                               --------------------------------
                                            Name:  Michel Delloye

                                            Title:

                                            THE ACORN CONSULTING GROUP, INC.

                                            By: /s/ Leonard M. Fertig
                                               --------------------------------
                                            Name:  Leonard M. Fertig

                                            Title:

                                            LEONARD M. FERTIG

                                            /s/ Leonard M. Fertig
                                            ------------------------------------